Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference to the Registration Statement on Form F-10 (the “Registration Statement”), of our auditor’s report dated December 10, 2025 relating to the consolidated financial statements of Electrovaya Inc. (the “Company”) as at September 30, 2025 and 2024 and for each of the years in the two-year period ended September 30, 2025, as included in the Form 40-F of the Company for the year ended September 30, 2025, as filed with the United States Securities and Exchange Commission (“SEC”).

We also consent to the reference to our firm under the heading “Experts” in the From F-10.

Chartered Professional Accountants

Licensed Public Accountants

October 5, 2026

Toronto, Canada

MNP LLP

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894